SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2004

NRG Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300 Minneapolis, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant’s telephone number, including area code 612-373-5300

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On January 28, 2004, NRG Energy, Inc. announced that it issued $475 million of bonds, the proceeds of which will be used to repay a portion of its $1.45 billion first priority senior secured floating rate term loan facility that closed on December 23, 2003.

This additional financing, intended to reduce NRG’s exposure to floating interest rate risk, is $475 million of 8 percent second priority senior secured notes due 2013.

The notes are not registered under the Securities Act of 1933, or any state securities laws. Therefore, the notes may not be offered or sold in the Unites States absent registration or any applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This Form 8-K is neither an offer to sell nor a solicitation of any offer to buy the notes.

Item 7. Financial Statements and Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated January 28, 2004.

Certain statements included in this Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, the future success of NRG. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause the results to differ materially from those contemplated in the forward-looking statements include, among others, hazards customary in the power industry, increasing competition in the wholesale power market, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to borrow additional funds and access capital markets, our substantial indebtedness and the possibility that we may incur additional indebtedness and our ability to generate sufficient cash flow to make interest payments on this financing.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this Form 8-K should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)

By /s/ Scott J. Davido Scott J. Davido Senior Vice President and General Counsel

Dated: January 29, 2004